Exhibit 99.1
Wyndham Worldwide Reports First Quarter 2009 Results
PARSIPPANY, N.J. (April 29, 2009) — Wyndham Worldwide Corporation (NYSE:WYN) today announced results for the three months ended March 31, 2009.
HIGHLIGHTS:
•	First quarter 2009 adjusted net income was $74 million, or $0.41 diluted earnings per share (EPS), compared with adjusted net income of $62 million, or $0.35 diluted EPS, for the first quarter of 2008.

•	First quarter 2009 net cash from operating activities was approximately $210 million, compared with $87 million in the first quarter of 2008. The remaining borrowing capacity on the Company’s revolving credit facility increased to approximately $355 million compared with approximately $290 million as of December 31, 2008.
“Wyndham Worldwide delivered solid first quarter results despite strong economic headwinds and a significant reduction in revenues due to the realignment of our vacation ownership business,” said Stephen P. Holmes, Chairman and CEO, Wyndham Worldwide. “Adjusted EPS was up 17% from last year, and the Company generated net cash from operating activities of approximately $210 million. These results reflect the durability of our businesses and the resilience of our fee-for-service business models, as well as strong execution and continued cost discipline.”
FIRST QUARTER 2009 OPERATING RESULTS
First quarter revenues of $901 million declined by 11% from the prior-year period, due to adverse foreign currency effects resulting from the strengthening U.S. dollar in the vacation exchange and rental business, the previously announced initiative to reduce sales in the Company’s vacation ownership business as well as an increased loan loss provision. These items were partially offset by the recognition of previously deferred vacation ownership revenue. Under the percentage-of-completion (POC) method of accounting for the sale of vacation ownership interests, the Company recognized $67 million of previously deferred revenue during the first quarter of 2009, while first quarter 2008 reported revenues were reduced by $82 million of deferred revenue.
Reported net income for the first quarter of 2009 was $45 million, or $0.25 diluted EPS, compared with net income of $42 million, or $0.24 diluted EPS, for the first quarter of 2008.

Adjusted net income for the first quarter of 2009 was $74 million, or $0.41 per diluted EPS, an increase of 19%, or 17% per diluted EPS, as compared with adjusted net income of $62 million, or $0.35 per diluted EPS, for the first quarter of 2008. 2009 first quarter adjusted EPS excludes the after-tax impact of $29 million in restructuring costs and legacy items. First quarter 2008 adjusted EPS excludes the after-tax impact of $20 million related to the Company’s rebranding initiative and legacy items.
BUSINESS UNIT RESULTS
Lodging (Wyndham Hotel Group)
Revenues were $154 million in the first quarter of 2009, a decline of 9% compared with the first quarter of 2008, primarily reflecting a decline in worldwide revenue per available room (RevPAR) and lower property management reimbursable revenues.
In constant currency, the first quarter of 2009 system-wide RevPAR decreased 11.3%, reflecting declines of 13.4% and 5.5% in domestic and international RevPAR, respectively. Including the impact of foreign currency, system-wide RevPAR declined 14.0% in the first quarter of 2009.
First quarter 2009 EBITDA was $35 million, a 24% decline from the first quarter of 2008, primarily driven by the decline in worldwide RevPAR and $3 million of restructuring costs, partly offset by lower marketing expenses. Excluding restructuring costs, first quarter 2009 adjusted EBITDA would have been $38 million, a 17% decrease from the prior year.
As of March 31, 2009, the Company’s hotel system consisted of approximately 7,000 properties and 588,500 rooms, of which 21% were international. The development pipeline included approximately 1,000 hotels and 108,600 rooms, of which 54% were new construction and 39% were international.
Vacation Exchange and Rentals (Group RCI)
Revenues were $287 million in the first quarter of 2009, a 16% decrease compared with the first quarter of 2008, primarily related to the impact of a stronger U.S. dollar. In constant currency, revenues decreased 5%, reflecting lower rental and ancillary revenues.
Annual dues and exchange revenues were $127 million, a 7% decline from the first quarter of 2008, or relatively flat in constant currency. The revenues in constant currency reflect a 4% increase in the average number of members and a 5% decline in revenue per member.
Vacation rental revenues were $130 million, a 19% decrease from the first quarter of 2008. In constant currency, revenues generated from rental transactions and related services decreased $5 million, or 3%. The revenues in constant currency were driven by a 3% decrease in the average net price per rental. Rental transaction volume was flat compared with the first quarter of 2008.

Other ancillary revenues were $30 million, a 32% decrease from the first quarter of 2008. In constant currency, revenues decreased 25% due to lower miscellaneous fees and our termination of a low margin travel service contract.
First quarter 2009 EBITDA was $76 million, compared with $93 million in the first quarter of 2008. Excluding $4 million of restructuring costs, first quarter adjusted EBITDA was $80 million, a 14% decline from the prior year period. Excluding the unfavorable net effect of foreign currency translations of $12 million, adjusted EBITDA would have decreased $1 million, or 1%, from the first quarter of 2008.
Vacation Ownership (Wyndham Vacation Ownership)
Gross Vacation Ownership Interest (VOI) sales were $280 million for the first quarter of 2009, down 39% from the first quarter of 2008. This decrease was driven by the previously announced initiative to reduce sales in response to the disjointed capital markets that included a refocusing of the business’ sales and marketing efforts that resulted in fewer tours.
Total segment revenues were $462 million in the first quarter of 2009, down 8% from the first quarter of 2008, reflecting the previously mentioned lower tour flow and a higher provision for loan losses. This was partially offset by the recognition of revenue that was previously deferred under the POC method of accounting and a higher volume per guest (VPG), which increased 12% from the first quarter of 2008.
EBITDA for the first quarter of 2009 was $44 million, compared with $7 million in the first quarter of 2008, driven by a $70 million impact from the net increase in the recognition of revenue previously deferred under the POC method of accounting, offset by the net impact related to the planned reduction of VOI sales volume as well as restructuring costs. Excluding $35 million of restructuring costs, first quarter 2009 adjusted EBITDA was $79 million, compared to adjusted EBITDA of $35 million in the first quarter of 2008, which excludes a $28 million non-cash impairment charge relating to the Company’s rebranding initiative.
Other Items
Interest expense in the first quarter of 2009 was $19 million, unchanged from the first quarter of 2008. Depreciation and amortization declined $1 million to $43 million.
Balance Sheet Information as of March 31, 2009:
•	Cash and cash equivalents of approximately $135 million, unchanged from December 31, 2008

•	Vacation ownership contract receivables, net, of $3.2 billion compared with $3.3 billion at December 31, 2008

•	Vacation ownership and other inventory of approximately $1.3 billion, unchanged from December 31, 2008

•	Securitized vacation ownership debt of $1.7 billion compared with $1.8 billion at December 31, 2008

•	Other debt of $1.9 billion, compared with $2.0 billion at December 31, 2008; remaining borrowing capacity on revolving credit facility was approximately $355 million compared with approximately $290 million as of December 31, 2008
A schedule of debt is included in the financial tables section of this press release.
Outlook
For the second quarter of 2009, the Company expects adjusted EPS of $0.36 — $0.41.
The Company reaffirms full-year 2009 guidance:
•	Revenues of $3.5 — $3.9 billion

•	Adjusted EBITDA of $760 — $810 million

•	Depreciation and amortization expense of $185— $195 million

•	Interest expense, net of $80 — $90 million

•	Effective tax rate of approximately 39%

•	Adjusted net income of $289 — $331 million

•	Adjusted EPS of $1.61 — $1.85 based on weighted average shares of approximately 179 million
The guidance reflects assumptions used for internal planning purposes. All guidance excludes legacy items and restructuring costs, if any, which may have a positive or negative impact on reported results. If economic conditions improve or deteriorate materially from current levels, these assumptions and our guidance may change materially.
Conference Call Information
Wyndham Worldwide Corporation will hold a conference call with investors to discuss this news on Wednesday, April 29, 2009 at 8:30 a.m. EDT. Listeners may access the webcast live through the Company’s website at www.wyndhamworldwide.com/investors/. An archive of this webcast will be available at the website for approximately 90 days beginning at noon EDT on April 29, 2009. The conference call may also be accessed by dialing (888) 989-4394 and providing the passcode “Wyndham.” Listeners are urged to call at least 10 minutes prior to the scheduled start time. A telephone replay will be available at (866) 359-3793 beginning at noon EDT on April 29, 2009 until 5 p.m. EDT on June 15, 2009; callers must provide the passcode “147852.”
Presentation of Financial Information
Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of the press release.

About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 7,000 franchised hotels and approximately 588,500 hotel rooms worldwide. Group RCI offers its 3.8 million members access to more than 73,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of over 150 vacation ownership resorts serving over 830,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 25,500 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings and related financial and operating measures.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war and terrorist activity, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those described in the Company’s Annual Report on Form 10-K, filed with the SEC on February 27, 2009. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
# # #

Investor contact:	Press contact:

Margo C. Happer	Julie Tenney
Senior Vice President,	Vice President,
Investor Relations	Corporate Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-6212
Margo.Happer@wyndhamworldwide.com	Julie.Tenney@wyndhamworldwide.com

Table 1
Wyndham Worldwide Corporation
OPERATING RESULTS OF REPORTABLE SEGMENTS
(In millions)
In addition to other measures, management evaluates the operating results of each of its reportable segments based upon net revenues and “EBITDA,” which is defined as net income before depreciation and amortization, interest expense (excluding interest on securitized vacation ownership debt), interest income and income taxes, each of which is presented on the Company’s Consolidated Statements of Income. The Company believes that EBITDA is a useful measure of performance for the Company’s industry segments which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s operating performance. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.
The following tables summarize net revenues and EBITDA for reportable segments, as well as reconcile EBITDA to net income for the three months ended March 31, 2009 and 2008:

	Three Months Ended March 31,
	2009		2008
	Net Revenues	EBITDA (c)	Net Revenues	EBITDA
Lodging	$154	$35	$170	$46
Vacation Exchange and Rentals	287	76	341	93
Vacation Ownership	462	44	504	7 (d)

Total Reportable Segments	903	155	1,015	146
Corporate and Other (a) (b)	(2)	(21)	(3)	(16)

Total Company	$901	$134	$1,012	$130

Reconciliation of EBITDA to Net Income

EBITDA		$134		$130
Depreciation and amortization		43		44
Interest expense		19		19
Interest income		(2)		(3)

Income before income taxes		74		70
Provision for income taxes		29		28

Net income		$45		$42

(a)	Includes the elimination of transactions between segments.

(b)	Includes $4 million ($2 million, net of tax) and $3 million ($3 million, net of tax) of a net expense during the three months ended March 31, 2009 and 2008, respectively, related to the resolution of and adjustment to certain contingent liabilities and assets.

(c)	Includes restructuring costs of $3 million, $4 million, $35 million and $1 million for Lodging, Vacation Exchange and Rentals, Vacation Ownership and Corporate and Other, respectively, during the three months ended March 31, 2009. The after-tax impact of such costs is $27 million.

(d)	Includes a non-cash impairment charge of $28 million ($17 million, net of tax) due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand.

Table 2
Wyndham Worldwide Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Net revenues
Service fees and membership	$400	$453
Vacation ownership interest sales	239	294
Franchise fees	99	112
Consumer financing	109	99
Other	54	54

Net revenues	901	1,012

Expenses
Operating	386	408
Cost of vacation ownership interests	49	60
Consumer financing interest (a)	32	33
Marketing and reservation	137	209
General and administrative (b)	122	145
Asset impairments	—	28 (c)
Restructuring costs	43 (d)	—
Depreciation and amortization	43	44

Total expenses	812	927

Operating income	89	85
Other income, net	(2)	(1)
Interest expense	19	19
Interest income	(2)	(3)

Income before income taxes	74	70
Provision for income taxes	29	28

Net income	$45	$42

Earnings per share
Basic	$0.25	$0.24
Diluted	0.25	0.24

Weighted average shares outstanding
Basic	178	177
Diluted	178	178

(a)	Prior to periods ending September 30, 2008, such amounts were included as a component of Operating Expenses.

(b)	Includes $4 million ($2 million, net of tax) and $3 million ($3 million, net of tax) of a net expense during the three months ended March 31, 2009 and 2008, respectively, related to the resolution of and adjustment to certain contingent liabilities and assets.

(c)	Relates to a non-cash impairment charge of $28 million ($17 million, net of tax) for Vacation Ownership due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand.

(d)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2008. Such amount, net of tax, was $27 million.

Table 3
(1 of 2)
Wyndham Worldwide Corporation
OPERATING STATISTICS

	Year	Q1	Q2	Q3	Q4	Full Year
Lodging (a)
Number of Rooms (b)	2009	588,500	N/A	N/A	N/A	N/A
	2008	551,100	551,500	583,400	592,900	N/A
	2007	539,300	541,700	540,900	550,600	N/A
	2006	525,500	535,900	533,700	543,200	N/A

RevPAR	2009	$27.69	N/A	N/A	N/A	N/A
	2008	$32.21	$38.87	$41.93	$30.03	$35.74
	2007	$31.35	$38.35	$43.10	$33.09	$36.48
	2006	$30.45	$36.97	$40.82	$31.41	$34.95

Royalty, Marketing and Reservation Revenues (in 000s)	2009	$95,368	N/A	N/A	N/A	N/A
	2008	$104,162	$127,238	$145,502	$105,803	$482,709
	2007	$105,426	$129,453	$146,290	$107,870	$489,041
	2006	$102,741	$125,409	$138,383	$104,505	$471,039

Vacation Exchange and Rentals
Average Number of Members (in 000s)	2009	3,789	N/A	N/A	N/A	N/A
	2008	3,632	3,682	3,673	3,693	3,670
	2007	3,474	3,506	3,538	3,588	3,526
	2006	3,292	3,327	3,374	3,429	3,356

Annual Dues and Exchange Revenue Per Member	2009	$134.38	N/A	N/A	N/A	N/A
	2008	$150.84	$128.91	$124.51	$109.56	$128.37
	2007	$155.60	$132.33	$131.38	$124.59	$135.85
	2006	$152.10	$130.37	$132.31	$128.13	$135.62

Vacation Rental Transactions (in 000s)	2009	387	N/A	N/A	N/A	N/A
	2008	387	319	360	282	1,347
	2007	398	326	360	293	1,376
	2006	385	310	356	293	1,344

Average Net Price Per Vacation Rental	2009	$335.54	N/A	N/A	N/A	N/A
	2008	$412.74	$477.63	$553.69	$400.09	$463.10
	2007	$349.73	$415.71	$506.78	$426.93	$422.83
	2006	$312.51	$374.91	$442.75	$356.16	$370.93

Vacation Ownership
Gross Vacation Ownership Interest Sales (in 000s)	2009	$280,000	N/A	N/A	N/A	N/A
	2008	$458,000	$532,000	$566,000	$432,000	$1,987,000
	2007	$430,000	$523,000	$552,000	$488,000	$1,993,000
	2006	$357,000	$434,000	$482,000	$469,000	$1,743,000

Tours	2009	137,000	N/A	N/A	N/A	N/A
	2008	255,000	314,000	334,000	240,000	1,143,000
	2007	240,000	304,000	332,000	268,000	1,144,000
	2006	208,000	273,000	312,000	254,000	1,046,000

Volume Per Guest (VPG)	2009	$1,866	N/A	N/A	N/A	N/A
	2008	$1,668	$1,583	$1,550	$1,630	$1,602
	2007	$1,607	$1,596	$1,545	$1,690	$1,606
	2006	$1,475	$1,426	$1,434	$1,623	$1,486

Note: Full year amounts may not foot across due to rounding.

(a)	Quarterly drivers in the Lodging segment include the acquisitions of Microtel Inns & Suites and Hawthorn Suites (July 2008) and Baymont Inn & Suites (April 2006) from their acquisition dates forward. Therefore, the operating statistics are not presented on a comparable basis.

(b)	Numbers include affiliated rooms from the fourth quarter of 2006 forward.

Table 3
(2 of 2)
Wyndham Worldwide Corporation
OPERATING STATISTICS
GLOSSARY OF TERMS
Lodging
Number of Rooms: Represents the number of rooms at lodging properties at the end of the period which are either (i) under franchise and/or management agreements, (ii) properties affiliated with Wyndham Hotels and Resorts brand for which we receive a fee for reservation and/or other services provided or (iii) properties managed under the CHI Limited joint venture.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR. Comparable RevPAR represents RevPAR of hotels which are included in both periods.
Royalty, Marketing and Reservation Revenues: Royalty, marketing and reservation revenues are typically based on a percentage of the gross room revenues of each hotel. Royalty revenue is generally a fee charged to each franchised or managed hotel for the use of one of our trade names, while marketing and reservation revenues are fees that we collect and are contractually obligated to spend to support marketing and reservation activities. Marketing and reservation fees are also included in Table 4 within Marketing, Reservation and Wyndham Rewards Revenues.
Vacation Exchange and Rentals
Average Number of Members: Represents members in our vacation exchange programs who pay annual membership dues. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with our vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related products and services.
Annual Dues and Exchange Revenue Per Member: Represents total revenues from annual membership dues and exchange fees generated for the period divided by the average number of vacation exchange members during the year.
Vacation Rental Transactions: Represents the number of transactions that are generated in connection with customers booking their vacation rental stays through us. In our European vacation rentals businesses, one rental transaction is recorded each time a standard one-week rental is booked; however, in the United States, one rental transaction is recorded each time a vacation rental stay is booked, regardless of whether it is less than or more than one week.
Average Net Price Per Vacation Rental: Represents the net revenue generated from renting vacation properties to customers divided by the number of rental transactions.
Vacation Ownership
Gross Vacation Ownership Interest Sales: Represents gross sales of vacation ownership interests (including tele-sales upgrades, which are a component of upgrade sales) before deferred sales and loan loss provisions.
Tours: Represents the number of tours taken by guests in our efforts to sell vacation ownership interests.
Volume Per Guest (VPG): Represents gross vacation ownership interest sales (excluding tele-sales upgrades, which are a component of upgrade sales) divided by the number of tours.
General
Constant Currency: Represents comparison eliminating the effects of foreign exchange rate fluctuations between periods.

Table 4
Wyndham Worldwide Corporation
ADDITIONAL DATA

	Year	Q1	Q2	Q3	Q4	Full Year
Lodging (a)
Number of Properties (b)	2009	6,990	N/A	N/A	N/A	N/A
	2008	6,550	6,560	6,970	7,040	N/A
	2007	6,450	6,460	6,460	6,540	N/A
	2006	6,300	6,440	6,420	6,470	N/A

Marketing, Reservation and Wyndham Rewards Revenues (in 000s) (c)	2009	$53,915	N/A	N/A	N/A	N/A
	2008	$62,200	$76,507	$85,491	$62,608	$286,807
	2007	$61,369	$74,575	$84,820	$65,208	$285,973
	2006	$58,572	$70,931	$78,856	$61,135	$269,495

Property Management Reimbursable Revenues (in 000s) (d)	2009	$21,640	N/A	N/A	N/A	N/A
	2008	$27,128	$26,326	$24,973	$21,472	$99,899
	2007	$15,624	$22,338	$25,612	$28,414	$91,987
	2006	$15,732	$19,935	$17,210	$16,263	$69,142
Vacation Ownership
Deferred Revenues (in 000s) (e)	2009	$66,516	N/A	N/A	N/A	N/A
	2008	$(81,716)	$(5,240)	$(2,023)	$13,870	$(75,108)
	2007	$3,906	$(4,908)	$506	$(21,092)	$(21,588)
	2006	$12,708	$(221)	$(23,491)	$(10,675)	$(21,679)

Provision for Loan Losses (in 000s) (f)	2009	$107,202	N/A	N/A	N/A	N/A
	2008	$82,344	$112,669	$118,609	$136,090	$449,712
	2007	$60,869	$75,032	$85,762	$83,644	$305,307
	2006	$61,242	$55,872	$63,213	$78,680	$259,007

Note: Full year amounts may not foot across due to rounding.

(a)	Information includes the acquisitions of Microtel Inns & Suites and Hawthorn Suites (July 2008) and Baymont Inn & Suites (April 2006) from their acquisition dates forward. Therefore, the data is not presented on a comparable basis.

(b)	Numbers include affiliated hotels from the fourth quarter of 2006 forward.

(c)	Marketing and reservation revenues represent fees we receive from franchised and managed hotels that are to be expended for marketing purposes or the operation of a centralized, brand-specific reservation system. These fees are typically based on a percentage of the gross room revenues of each hotel. Marketing and reservation fees are also included in Table 3 (1 of 2) within Royalty, Marketing and Reservation Revenues. Wyndham Rewards revenues represent fees we receive relating to our loyalty program.

(d)	Primarily represents payroll costs in our hotel management business that we incur and pay on behalf of property owners and for which we are reimbursed by the property owners.

(e)	Represents the revenue that is deferred under the percentage of completion method of accounting. Under the percentage of completion method of accounting, a portion of the total revenue from a vacation ownership contract sale is not recognized if the construction of the vacation resort has not yet been fully completed. This revenue will be recognized in future periods in proportion to the costs incurred as compared to the total expected costs for completion of construction of the vacation resort. Positive amounts represent the recognition of previously deferred revenues.

(f)	Represents provision for estimated losses on vacation ownership contract receivables originated during the period, which is recorded as a contra revenue to vacation ownership interest sales on the Consolidated and Combined Statements of Income.

Table 5
Wyndham Worldwide Corporation
SCHEDULE OF DEBT
(In millions)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008

Securitized vacation ownership debt:
Term notes	$1,165	$1,252	$1,437	$1,727	$1,278
Bank conduit facilities (a)	569	558	647	354	841

Securitized vacation ownership debt (b)	1,734	1,810	2,084	2,081	2,119
Less: Current portion of securitized vacation ownership debt	305	294	324	284	268

Long-term securitized vacation ownership debt	$1,429	$1,516	$1,760	$1,797	$1,851

Debt:
6.00% Senior unsecured notes (due December 2016) (c)	$797	$797	$797	$797	$797
Term loan (due July 2011)	300	300	300	300	300
Revolving credit facility (due July 2011) (d)	517	576	305	145	95
Vacation ownership bank borrowings	156	159	172	196	181
Vacation rentals capital leases	130	139	143	162	165
Other	13	13	12	13	14

Total debt	1,913	1,984	1,729	1,613	1,552
Less: Current portion of debt	166	169	182	207	193

Long-term debt	$1,747	$1,815	$1,547	$1,406	$1,359

(a)	Represents (i) a 364-day, non-recourse vacation ownership bank conduit facility with a term through November 2009 and capacity of $943 million and (ii) the outstanding balance of the Company’s prior bank conduit facility that ceased operating as a revolving facility as of October 29, 2008 and will amortize in accordance with its terms, which is expected to be less than two years.

(b)	This debt is collateralized by $2,981 million, $2,906 million, $2,721 million, $2,723 million and $2,667 million of underlying vacation ownership contract receivables and related assets at March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008 and March 31, 2008, respectively.

(c)	The balance at March 31, 2009 represents $800 million aggregate principal less $3 million of unamortized discount.

(d)	The Company’s revolving credit facility has a borrowing capacity of $900 million. At March 31, 2009, the Company has $29 million of outstanding letters of credit and a remaining borrowing capacity of $354 million.

Table 6
Wyndham Worldwide Corporation
HOTEL BRAND SYSTEMS DETAILS

	As of and For the Three Months Ended March 31, 2009
					Average
					Revenue Per
			Average	Average Daily	Available Room
Brand	Number of Properties	Number of Rooms	Occupancy Rate	Rate (ADR)	(RevPAR)

Wyndham Hotels and Resorts	82	21,650	51.6%	$124.60	$64.27

Wingate Inn	166	15,195	50.7%	$85.17	$43.15

Hawthorn Suites	90	8,448	50.6%	$89.93	$45.53

Ramada	885	114,448	44.0%	$74.44	$32.78

Baymont	225	18,914	43.8%	$61.63	$26.97

Days Inn	1,851	150,319	41.4%	$59.30	$24.57

Super 8	2,105	130,725	43.6%	$54.67	$23.84

Howard Johnson	475	46,273	39.9%	$60.02	$23.97

Travelodge	471	35,477	39.6%	$57.07	$22.58

Microtel Inns & Suites	313	22,476	45.5%	$55.96	$25.48

Knights Inn	309	19,920	36.1%	$41.08	$14.82

Unmanaged, Affiliated and Managed, Non-Proprietary Hotels (*)	21	4,613	N/A	N/A	N/A

Total	6,993	588,458	42.9%	$64.48	$27.69

	As of and For the Three Months Ended March 31, 2008
					Average
					Revenue Per
	Number of		Average	Average Daily	Available Room
Brand	Properties	Number of Rooms	Occupancy Rate	Rate (ADR)	(RevPAR)

Wyndham Hotels and Resorts	83	22,763	61.8%	$116.61	$72.04

Wingate Inn	155	14,172	58.1%	$91.84	$53.39

Ramada	867	106,142	50.1%	$79.69	$39.91

Baymont	201	17,373	46.0%	$65.66	$30.23

Days Inn	1,881	153,323	45.9%	$61.99	$28.43

Super 8	2,091	129,793	48.5%	$56.78	$27.53

Howard Johnson	477	46,300	43.8%	$63.11	$27.63

Travelodge	490	36,798	45.2%	$67.68	$30.58

Knights Inn	272	18,657	37.9%	$40.88	$15.51

Unmanaged, Affiliated and Managed, Non-Proprietary Hotels (*)	35	5,736	N/A	N/A	N/A

Total	6,552	551,057	47.7%	$67.60	$32.21

NOTE:	A glossary of terms is included in Table 3 (2 of 2).

(*)	Represents (i) affiliated properties for which we receive a fee for reservation services provided, (ii) properties managed under the CHI Limited joint venture and (iii) the remaining AmeriHost-branded properties. The affiliated and managed properties are not branded and there are only seven AmeriHost-branded properties remaining; as such, certain operating statistics (such as average occupancy rate, ADR and RevPAR) are not relevant.

Table 7
Wyndham Worldwide Corporation
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

	Three Months Ended
	March 31, 2009	March 31, 2008

Reported EBITDA	$134	$130
Asset impairments (a)	—	28
Resolution of and adjustment to contingent liabilities and assets (b)	4	3
Restructuring costs (c)	43	—

Adjusted EBITDA	$181	$161

Reported Income Before Income Taxes	$74	$70
Asset impairments (a)	—	28
Resolution of and adjustment to contingent liabilities and assets (b)	4	3
Restructuring costs (c)	43	—

Adjusted Income Before Income Taxes	$121	$101

Reported Provision for Income Taxes	$(29)	$(28)
Asset impairments (d)	—	(11)
Resolution of and adjustment to contingent liabilities and assets (d)	(2)	—
Restructuring costs (d)	(16)	—

Adjusted Provision for Income Taxes	$(47)	$(39)

Reported Net Income	$45	$42
Asset impairments	—	17
Resolution of and adjustment to contingent liabilities and assets	2	3
Restructuring costs	27	—

Adjusted Net Income	$74	$62

Reported Diluted EPS	$0.25	$0.24
Asset impairments	—	0.10
Resolution of and adjustment to contingent liabilities and assets	0.01	0.01
Restructuring costs	0.15	—

Adjusted Diluted EPS	$0.41	$0.35

Diluted Shares	178	178

(a)	Relates to a non-cash impairment charge due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand.

(b)	Relates to the net expense from the resolution of and adjustment to certain contingent liabilities and assets.

(c)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2008.

(d)	Relates to the tax effect of the adjustments.

Table 8
(1 of 2)
Wyndham Worldwide Corporation
NON-GAAP FINANCIAL INFORMATION
(In millions, except per share data)

	Three Months Ended March 31, 2009
		Legacy		Restructuring
	As Reported	Adjustments		Costs		As Adjusted
Net revenues
Service fees and membership	$400					$400
Vacation ownership interest sales	239					239
Franchise fees	99					99
Consumer financing	109					109
Other	54					54

Net revenues	901	—		—		901

Expenses
Operating	386					386
Cost of vacation ownership interests	49					49
Consumer financing interest	32					32
Marketing and reservation	137					137
General and administrative	122	(4	)(a)			118
Restructuring costs	43			(43	)(b)	—
Depreciation and amortization	43					43

Total expenses	812	(4)		(43)		765

Operating income	89	4		43		136
Other income, net	(2)					(2)
Interest expense	19					19
Interest income	(2)					(2)

Income before income taxes	74	4		43		121
Provision for income taxes	29	2	(c)	16	(c)	47

Net income	$45	$2		$27		$74

Earnings per share	$0.25	$0.01		$0.15		$0.41

Weighted average shares outstanding	178	178		178		178

(a)	Relates to the net expense from the resolution of and adjustment to certain contingent liabilities and assets.

(b)	Relates to costs incurred as a result of various strategic initiatives commenced by the Company during 2008.

(c)	Relates to the tax effect of the adjustment.

Table 8
(2 of 2)
Wyndham Worldwide Corporation
NON-GAAP FINANCIAL INFORMATION
(In millions, except per share data)

	Three Months Ended March 31, 2008
	As Reported	Asset Impairments		Legacy Adjustments		As Adjusted
Net revenues
Service fees and membership	$453					$453
Vacation ownership interest sales	294					294
Franchise fees	112					112
Consumer financing	99					99
Other	54					54

Net revenues	1,012	—		—		1,012

Expenses
Operating	408					408
Cost of vacation ownership interests	60					60
Consumer financing interest	33					33
Marketing and reservation	209					209
General and administrative	145			(3	)(b)	142
Asset impairments	28	(28	)(a)			—
Depreciation and amortization	44					44

Total expenses	927	(28)		(3)		896

Operating income	85	28		3		116
Other income, net	(1)					(1)
Interest expense	19					19
Interest income	(3)					(3)

Income before income taxes	70	28		3		101
Provision for income taxes	28	11	(c)	—	(c)	39

Net income	$42	$17		$3		$62

Earnings per share
Basic	$0.24	$0.10		$0.01		$0.35
Diluted	0.24	0.10		0.01		0.35

Weighted average shares outstanding
Basic	177	177		177		177
Diluted	178	178		178		178

(a)	Represents a non-cash impairment charge due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand.

(b)	Relates to the net expense from the resolution of and adjustment to certain contingent liabilities and assets.

(c)	Relates to the tax effect of the adjustment.